                           SCHEDULE 14A INFORMATION
               PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE
                       SECURITIES EXCHANGE ACT OF 1934
                              (AMENDMENT NO.___)

Filed by the Registrant [ X ]
Filed by a Party other than the Registrant  [    ]

Check the appropriate box:
[   ] Preliminary Proxy Statement  [   ] Confidential, for Use of the Commission
                                         Only (as permitted by Rule 14a-6(e)(2)

[ X ] Definitive Proxy Statement
[   ] Definitive Additional Materials
[   ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14(a)-12

                             CLEAN HARBORS, INC.
                     -------------------------------------
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                             CLEAN HARBORS, INC.
                     -------------------------------------
                   (NAME OF PERSON(S) FILING PROXY STATEMENT)

Payment of Filing Fee (Check the appropriate box):
[ X ] No fee required.
[   ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
     1)   Title of each class of securities to which transaction applies:
     --------------------------------------------------------------------
     2)   Aggregate number of securities to which transaction applies:
     --------------------------------------------------------------------
     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:
     --------------------------------------------------------------------
     4)   Proposed maximum aggregate value of transaction:
     --------------------------------------------------------------------
     5)   Total fee paid:
     --------------------------------------------------------------------
[   ] Fee paid previously with preliminary materials.
[   ] Check box if any part of the fee is offset as provided by Exchange Act
      Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or Schedule and the date of its filing.
     1)   Amount Previously Paid:
     --------------------------------------------------------------------
     2)   Filing Party:
     --------------------------------------------------------------------
     3)   Date Filed:
     --------------------------------------------------------------------

Notes:

No preliminary filing was made, because the only matters to be acted upon are routine matters as defined in Rule 14a-6.

The proxy statement does not include either the Long-Term Incentive Plan Awards Table or the Pension Plan Table specified in Item 402(e) and (f), respectively, because the Company does not have a "long-term incentive plan" as defined in
Item 402(a)(7)(iii) or a pension plan other than a 401(k) plan.
-------------------------------------------------------------------------
-------------------------------------------------------------------------

          [LOGO]

Corporate Headquarters
1501 Washington Street
Braintree, Massachusetts 02184
Tel. 781-849-1800

                                                                     May 1, 1998

To Our Fellow Stockholders:

On behalf of the Board of Directors, it is my pleasure to invite you to attend the 1998 Annual Meeting of Stockholders, to be held on Wednesday, June 17, 1998 in Boston, Massachusetts.

Information about the Annual Meeting is presented on the following pages. In addition to the formal items of business, the meeting will include a report by members of management on Company operations. You will have an opportunity to ask questions of our management team if you attend the meeting in person.

Your vote is important. You can be sure your shares are represented at the meeting by completing, signing, and returning your proxy form in the enclosed envelope, even if you plan to attend the meeting. Sending in your proxy will not prevent you from voting in person at the meeting should you wish to do so.

Thank you for your continued support of Clean Harbors. We look forward to seeing those stockholders who are able to attend the Annual Meeting on June 17.

                                          Sincerely,

                                          /s/ Alan S. McKim

                                          Alan S. McKim

                                          Chairman of the Board

                                                         [LOGO]

----------------------------

People and Technology

Protecting & Restoring

America's Environment

                              CLEAN HARBORS, INC.
                             1501 WASHINGTON STREET
                         BRAINTREE, MASSACHUSETTS 02184

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                            ------------------------

    Notice is hereby given that the Annual Meeting of Stockholders of Clean Harbors, Inc. (the "Company"), will be held at 9:30 a.m., local time, on Wednesday, June 17, 1998, at Swissotel, 1 Avenue de Lafayette, Boston, Massachusetts, for the following purposes:

        1. To elect two (2) Class III members of the Board of Directors of the Company to serve until the 2001 Annual Meeting of Stockholders and until their respective successors are duly elected, and

        2. To consider and act upon such other business as may properly come before the meeting and any adjournment thereof.

    Stockholders of record at the close of business on May 1, 1998 will be entitled to notice and to vote at the meeting.

    You are cordially invited to attend the meeting. Whether or not you plan to attend the meeting in person, please date, sign and mail your proxy in the enclosed envelope to ensure that your shares will be represented at the meeting.

                                          By order of the Board of Directors

                                          /s/ C. Michael Malm

                                          C. Michael Malm, Clerk

May 1, 1998
Boston, Massachusetts

    YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED.

                              CLEAN HARBORS, INC.
                             1501 WASHINGTON STREET
                              BRAINTREE, MA 02184

                            ------------------------

                                PROXY STATEMENT

                            ------------------------

    This Proxy Statement and the accompanying Notice of Annual Meeting of Stockholders are being furnished in connection with the solicitation of proxies by the Board of Directors of Clean Harbors, Inc., a Massachusetts corporation (the "Company"), for use at the Annual Meeting of Stockholders of the Company to be held at Swissotel, 1 Avenue de Lafayette, Boston, Massachusetts, on June 17, 1998, commencing at 9:30 a.m., local time, and any adjournment thereof.

                               PROXY SOLICITATION

    Proxies in the accompanying form, properly executed and received prior to the meeting and not revoked, will be voted as specified or, if no instructions are given, will be voted in favor of the proposals described herein. Proxies may be revoked at any time prior to the meeting by written notice given to the Clerk of the Company. The cost of this solicitation shall be borne by the Company. Solicitations of proxies by telephone or in person may be made by the Company's directors, officers or other employees, but any such solicitation will be carried on during working hours and for no additional cost, other than the time expended and telephone charges in making such solicitation. This Proxy Statement and the accompanying proxy form are scheduled to be mailed to stockholders beginning on May 5, 1998.

                      INFORMATION AS TO VOTING SECURITIES

    The holders of the Company's Common Stock and Series B Convertible Preferred Stock vote as a single class with respect to the election of directors and most other matters. Each issued and outstanding share of the Company's Common Stock, $.01 par value per share, and each issued and outstanding share of the Company's Series B Convertible Preferred Stock, $.01 par value per share, is entitled to one vote. Only stockholders of record at the close of business on May 1, 1998 will be entitled to vote at the meeting. On April 1, 1998, there were 10,195,016 shares of Common Stock and 112,000 shares of Series B Convertible Preferred Stock of the Company outstanding and entitled to vote. Votes cast by proxy or in person at the Annual Meeting will be counted by persons appointed by the Company to act as election inspectors for the meeting.

    The election of the Class III directors requires the affirmative vote of the holders of a plurality of the shares of both classes of stock represented at the meeting. Approval of any other matters which may properly come before the meeting will require the affirmative vote of the holders of a majority of the shares represented and entitled to vote on such proposals at the meeting. Votes withheld from any nominee for election as a director, abstentions, and broker "non-votes" are counted as present or represented for purposes of determining the presence of a quorum for the meeting. Therefore, votes withheld from any nominee for director will have the effect of "against" votes. Broker "non-votes" occur when a nominee holding shares for a beneficial owner votes on one proposal, but does not vote on another proposal because the nominee does not have discretionary voting power and has not received instructions from the beneficial owner. Usually, this would occur when brokers holding stock in "street name" have not received any instructions from clients, in which case the brokers (as holders of record) are permitted to vote on "routine" proposals but not on non-routine matters. The election of directors is considered a routine matter, and therefore it is anticipated that broker "non-votes" will not occur with respect to such election. Because such brokers will not be entitled to vote at the meeting on any non-routine matter, their broker "non-votes" will not have any effect on the voting on such proposal.

                DIRECTORS AND EXECUTIVE OFFICERS OF THE COMPANY

NAME                                                       AGE                            POSITION
-----------------------------------------------------      ---      -----------------------------------------------------
Alan S. McKim........................................          43   Chairman of the Board of Directors, President Chief
                                                                      Executive Officer
Christy W. Bell......................................          75   Director
John F. Kaslow.......................................          65   Director
Daniel J. McCarthy...................................          66   Director
John T. Preston......................................          48   Director
Lorne R. Waxlax......................................          64   Director
Gene A. Cookson......................................          40   Senior Vice President, Field Services & Operations *
Steve E. Dovell......................................          43   Vice President of Disposal Services Group *
Roger A. Koenecke....................................          49   Senior Vice President and Chief Financial Officer
John P. Lawton.......................................          37   Senior Vice President of Corporate Marketing and
                                                                      National Accounts *
Stephen H. Moynihan..................................          42   Senior Vice President Planning & Development
Carl Paschetag, Jr...................................          38   Vice President, Treasurer and Financial Controller

------------------------------

* Officer of Clean Harbors Environmental Services, Inc., a wholly-owned subsidiary of the parent holding company, Clean Harbors, Inc.

    Alan S. McKim founded the Company in 1980 and is Chairman of the Board of Directors, President, and Chief Executive Officer of the Company. He serves as a director of most of the Company's subsidiaries. Mr. McKim served as President of the Company and its predecessor from 1980 to 1988. Mr. McKim holds an MBA from Northeastern University. He has been a director of the Company since its formation. His current term as a Class I director expires in 1999.

    Christy W. Bell was Chairman of the Board of ChemClear Inc., a public company which was primarily engaged in the business of treating industrial, aqueous waste at its plants in Baltimore, Cleveland, and Chicago, for more than five years prior to its merger into a subsidiary of the Company in 1989. Mr. Bell had also served as President of ChemClear prior to the merger. Mr. Bell is President and an owner of Electro-Petroleum, Inc., Electro-Pyrolysis, Inc., and Arc Technologies, Inc., all of which are involved in the development of technologies for the management of waste and the production of energy. He is also a director of Thoratec Laboratories Corporation and a managing member of Temblor Petroleum Company LLC. Mr. Bell has served as a director of the Company since the ChemClear merger in 1989. His current term as a Class III director expires this year, and he is standing for reelection for a three-year term.

    John F. Kaslow is a consultant to the electric utility industry. Mr. Kaslow served for 7 years as an advisor to the Electric Power Research Institute ("EPRI"), a collaborative research organization which provides advanced science and technology to its member companies and their customers. Prior to joining EPRI, Mr. Kaslow served for 34 years with an electric utility company, the New England Electric System ("NEES"), where he held a number of engineering, operating and general management positions, including serving prior to his retirement as a director, Executive Vice President and Chief Operating Officer of NEES, and as a director and President of its New England Power Company subsidiary.

Mr. Kaslow is a director of Doble Engineering Company. He has served as a director of the Company since 1991. His current term as a Class I director expires in 1999.

    Daniel J. McCarthy has been a Professor of Strategic Management at Northeastern University since July 1972, prior to which he was President of Computer Environments Corporation, a computer services company. He serves as a director of Tufts Associated Health Maintenance Organization, and as a director and member of the Audit and Compensation Committees of MANAGEDCOMP, Inc., which manages worker's compensation for employers. Mr. McCarthy holds an MBA degree from Dartmouth College and a DBA degree from Harvard Business School. He has served as a director of the Company since 1987. His current term as a Class III director expires in this year, and he is standing for reelection for a three-year term.

    John T. Preston is President and Chief Executive Officer of Quantum Energy Technologies. From 1992 through 1995, he served as Director of Technology Development at the Massachusetts Institute of Technology. From 1986 to 1992 he was Director of the M.I.T. Technology Licensing Office. Previously, Mr. Preston was a founder of Visual Communication Network and Associate Director of the M.I.T. Industrial Liaison Program. He holds an MBA from Northwestern University and a BS in Physics from the University of Wisconsin. He is a member of a number of corporate boards, including Molten Metal Technology, Inc. and Energy BioSystems Corporation, which are public companies pioneering the application of technology to address environmental concerns. Prior to joining the Board of the Company, Mr. Preston served on the board of Clean Harbors Technology Corporation. He accepted an appointment to fill a vacancy on the Board of Directors of the Company in March 1995. His current term as a Class II director expires in 2000.

    Lorne R. Waxlax served as Executive Vice President of The Gillette Company from 1985 to 1993, with worldwide responsibility for Braun AG, Oral-B Laboratories and Jafra Cosmetics International. He is currently a director of B.J.'s Wholesale Club, Inc, HON Industries Inc., Homebase, Inc and Quaker State Corporation, which are public companies, and The Iams Company, a private company. Mr. Waxlax holds a BBA degree from the University of Minnesota and an MBA degree from Northwestern University. He has served as a director of the Company since 1994. His current term as a Class II director expires in 2000.

    Gene A. Cookson recently rejoined the Company as Senior Vice President, Field Services & Operations. Over the last two years, Mr. Cookson was the Vice President of Operations of The Flatley Group, a privately owned real estate management company, and he was in charge of major accounts at the Gartner Group. From 1991 to 1996, Mr. Cookson held a variety of management positions with the Company. Mr. Cookson holds a Masters Degree in Civil Environmental Engineering from Northeastern University.

    Stephen E. Dovell is Vice President of the Disposal Services Group of Clean Harbors Environmental Services. Mr. Dovell joined Clean Harbors Environmental Services in 1984 and has served in a variety of operational positions. In 1986 he was appointed as a Vice President of Clean Harbors of Braintree, in charge of the Braintree facility, and in 1994 he was appointed Regional Vice President of Disposal Services. Mr. Dovell received a BS degree in Business Administration from Emmanuel College.

    Roger A. Koenecke recently joined the Company as Senior Vice President and Chief Financial Officer. From 1982 through 1997, Mr. Koenecke held a variety of management positions, including Senior Vice President and Chief Financial Officer, with Millbrook Distribution Services, Inc. and its predecessor corporations, which are engaged in the distribution of health and beauty care, general merchandise, and specialty food products. Prior to that, he was and Audit Manager with Price Waterhouse & Co. Mr. Koenecke holds a BS in Chemistry and MBA from the University of Wisconsin.

    John P. Lawton is Senior Vice President of Corporate Marketing and National Accounts for Clean Harbors Environmental Services. Mr. Lawton joined the Company in 1988 as a Customer Service

Account Manager at its Braintree facility. In 1989, he became Sales Manager for the Midwest region. In 1992, he became Director of Sales for all service areas outside New England. Mr. Lawton held various management positions with New York Air and Pan American World Airlines from 1983 to 1988 before joining the Company. He received a BA degree from North Adams State College.

    Stephen H. Moynihan has served as an officer of either the Company or one or more of its subsidiaries since June 1987. In November 1996, he was appointed Senior Vice President Planning and Development, prior to which he served as Vice President and Treasurer. Mr. Moynihan served as Vice President of Strategic Planning of Clean Harbors Environmental Services from 1990 until 1995. Prior to joining Clean Harbors, Mr. Moynihan was Audit Manager for Gerald T. Reilly and Company, a public accounting firm. Mr. Moynihan holds a BS degree in Accounting from Bentley College.

    Carl Paschetag, Jr. joined the Company as Vice President, Treasurer and Financial Controller in June 1997. He also serves as Vice President and Treasurer of most of the Company's subsidiaries. From 1994 through 1997, Mr. Paschetag was the Controller of Cambridge Energy Research Associates, a privately owned international management consulting company. From 1987 through 1994, Mr. Paschetag held a variety of management positions with Draka Holdings B.V., a publicly held company traded on the Amsterdam Exchange. Prior to that, Mr. Paschetag worked for KPMG Peat Marwick, an international accounting firm. He received a BBA in Accounting from The University of Texas.

    Set forth below is information as to ownership of the Company's Common Stock as of April 1, 1998 by each director of the Company, each of the executive officers named in the Summary Compensation Table set forth below, and all directors and executive officers as a group. No director or executive officer owns any Series B Convertible Preferred Stock. Except as otherwise indicated below, the named owner has sole voting and investment power with respect to the specified shares.

              STOCK OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

                                                                              AMOUNT AND NATURE OF      PERCENT
NAME OF BENEFICIAL OWNER                                                    BENEFICIAL OWNERSHIP (1)   OF CLASS
--------------------------------------------------------------------------  ------------------------  -----------
Alan S. McKim.............................................................           4,211,562(2)          41.22%
Christy W. Bell...........................................................              50,352                 *
John F. Kaslow............................................................               5,300                 *
Daniel J. McCarthy........................................................              11,000(3)              *
John T. Preston...........................................................               5,520                 *
Lorne R. Waxlax...........................................................              38,408                 *
Gene A. Cookson...........................................................             --                      *
Steven E. Dovell..........................................................              15,050                 *
Roger A. Koenecke.........................................................             --                      *
John P. Lawton............................................................              18,475                 *
Stephen H. Moynihan.......................................................              89,644                 *
Carl Paschetag, Jr........................................................               3,400                 *
All current directors and executive officers as a group (12 persons)......           4,448,711             43.22%

------------------------

*   Less than 1%

(1) Beneficial ownership has been determined in accordance with Securities and Exchange Commission regulations and includes the following number of shares of the Company's Common Stock which may be acquired under stock options which are exercisable within 60 days of April 1, 1998: Mr. Bell (3,000 shares), Mr. Kaslow (5,000 shares), Mr. McCarthy (11,000 shares), Mr. Preston (5,520 shares), Mr. Waxlax (4,208 shares), Mr. Dovell (15,050 shares), Mr. Lawton (18,475 shares), Mr. Moynihan (35,844 shares), and all current directors and executive officers as a group (98,097 shares).

(2) Excludes 60,000 shares owned by a trust for Mr. McKim's minor children as to which Mr. McKim holds no voting or investment power.

(3) Includes 200 shares owned by Mr. McCarthy's son as to which Mr. McCarthy shares voting and investment power.

    To the Company's knowledge, as of April 1, 1998, no person or entity "beneficially owned" (as that term is defined by the Securities and Exchange Commission) 5% or more of the Company's Common Stock or Series B Convertible Preferred Stock, except as shown in the following table. Except as otherwise indicated below, the Company understands that the named person or entity has sole voting and investment power with respect to the specified shares. The holders of the Company's Common Stock and Series B Convertible Preferred Stock vote as a single class with respect to the election of directors and most other matters.

                                                                                       PERCENT AND
                      NAME AND ADDRESS                         NUMBER OF SHARES      CLASS OF STOCK
------------------------------------------------------------  ------------------   -------------------

Alan S. McKim...............................................     4,211,562(1)      41.22% Common Stock
Clean Harbors, Inc.
1501 Washington St.
Braintree, MA 02184

Brinson Partners, Inc.......................................       841,100(2)      8.25% Common Stock
Brinson Trust Company
c/o Brinson Holdings, Inc.
209 South LaSalle
Chicago, IL 60604

Dimensional Fund Advisors, Inc..............................       628,900(2)(3)   6.17% Common Stock
1299 Ocean Avenue
Santa Monica, CA 90401

Whiting & Co................................................        42,000         37.50% Series B
One Wall Street                                                                    Convertible
New York, NY 10286                                                                 Preferred Stock

Cardinal Recovery Partners, LP..............................        26,500         23.66% Series B
One Fawcett Place                                                                  Convertible
Greenwich, CT 06830                                                                Preferred Stock

Morgan Stanley & Co., Inc...................................        20,000         17.86% Series B
55 Water Street                                                                    Convertible
New York, NY 10036                                                                 Preferred Stock

Auer & Co...................................................        15,000         13.39% Series B
Church Street Station                                                              Convertible
New York, NY 10008                                                                 Preferred Stock

------------------------

(1) Excludes 60,000 shares owned by a trust for Mr. McKim's minor children as to which Mr. McKim holds no voting or investment power.

(2) Based upon ownership as of December 31, 1997 shown on Schedule 13G filed with the Company by the specified entities in February 1998.

(3) Dimensional Fund Advisors Inc. ("Dimensional"), a registered investment advisor, is deemed to have beneficial ownership of 628,900 shares of Clean Harbors, Inc. stock as of December 31, 1997, all of which shares are held in portfolios of DFA Investment Dimensions Group Inc., a registered open-end investment company, or in series of the DFA Investment Trust Company, a Delaware business trust, or the DFA Group Trust and DFA Participation Group Trust, investment vehicles for qualified employee benefit plans, for all of which Dimensional serves as investment manager. Dimensional disclaims beneficial ownership of all such shares.

                             ELECTION OF DIRECTORS
                             (ITEM 1 ON PROXY FORM)

    The Board of Directors of the Company is composed of seven directors classified into three classes of which Class I consists of three directors and Classes II and III each consist of two directors. One class of directors is elected each year for a term of three years. There are currently only two Class I directors, with a vacancy created by the resignation of David A. Eckert in January 1998. The Board of Directors is currently considering candidates to fill that vacancy for the remaining term of Class I Director which runs until the 1999 Annual Meeting. The term of the Class III Directors, Christy W. Bell and Daniel J. McCarthy, shall expire at the 1998 Annual Meeting, and the Board of Directors has nominated each of the foregoing to continue to serve as Class III Directors.

    UNLESS OTHERWISE SPECIFIED THEREIN, SHARES REPRESENTED BY THE ENCLOSED PROXY WILL BE VOTED AT THE ANNUAL MEETING TO ELECT CHRISTY W. BELL AND DANIEL J. MCCARTHY AS DIRECTORS OF THE COMPANY FOR A THREE-YEAR TERM, UNTIL THE 2001 ANNUAL MEETING OF STOCKHOLDERS AND UNTIL THEIR RESPECTIVE SUCCESSORS SHALL BE DULY ELECTED. IN THE EVENT THAT ONE OR MORE OF THE NOMINEES IS UNABLE TO STAND FOR ELECTION (WHICH EVENT IS NOT NOW CONTEMPLATED), THE HOLDERS OF THE ENCLOSED PROXY WILL VOTE FOR THE ELECTION OF A NOMINEE OR NOMINEES ACCEPTABLE TO THE REMAINING MEMBERS OF THE COMPANY'S BOARD OF DIRECTORS.

    THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE PROPOSAL TO ELECT MESSRS. BELL AND MCCARTHY AS DIRECTORS.

COMPENSATION OF DIRECTORS

    According to the Company's Equity Incentive Plan approved by stockholders at the 1992 Annual Meeting, each director who is not an employee of the Company receives upon election to the Board a grant of a five-year, non-qualified stock option to purchase that number of shares of the Company's Common Stock determined by multiplying 1,000 by the number of years or fraction thereof for which the director shall be elected, at the market price of the Common Stock on the date of election, vesting immediately as to the first 1,000 shares of any award and as to an additional 1,000 shares on each anniversary of the date of election. Awards to directors appointed to fill a vacancy on the Board for less than one year are prorated. During 1997, upon the election as directors to serve for a term of three years, Messrs. Preston and Waxlax, the only non-employees elected as a director, each received options for 3,000 shares at the market price of $1.6875 per share. Also during 1997, the Board appointed Paul W. Russo to serve as director for a term of two years and nine months for which he received options for 2,750 shares at the market price of $2.00 per share. Mr. Russo resigned as a director in February 1998, shortly after the resignation of Mr. Eckert, and his options will expire in May 1998.

    The Company's policy is to pay each director who is not an employee an annual retainer fee of $20,000 plus $1,000 for each board meeting attended, $750 for each committee meeting attended and $500 for board meetings conducted by telephone conference call. The Company also pays outside directors who are members of committees of the Board $1,000 for membership on a committee and an additional $1,500 for serving as chairman of a committee. Directors are reimbursed for expenses incurred in connection with service on the Board. Total fees paid to outside directors in 1997 were as follows: Bell $30,500; Kaslow $33,250; McCarthy $35,750; Preston $25,750; Russo $4,333; and Waxlax $30,500.

BOARD COMMITTEES AND MEETINGS

    During 1997, the Board of Directors held six meetings, of which one was held by conference call.

    The Board of Directors has established an Audit Committee consisting of members of the Board of Directors who are not employed by the Company. During 1997, the Audit Committee consisted of

Messrs. Bell, Kaslow and McCarthy. The primary functions of the Audit Committee are to recommend the selection of independent public accountants, to review the scope of and approach to audit work, and to meet with and review the activities of the Company's accountants and the independent public accountants. During 1997, there were four meetings of the Audit Committee, of which one was held by conference call. The Board of Directors has also established a Compensation and Stock Option Committee. During 1997, the Compensation and Stock Option Committee consisted of three non-employee directors: Messrs. Kaslow, McCarthy and Waxlax. During 1997, there were five meetings of the Compensation and Stock Option Committee, of which one was held by conference call.

    In December 1997, the Board of Directors established a Corporate Governance Committee whose duties include those of a nominating committee. The Corporate Governance Committee consists of three directors: Messrs. Waxlax, McKim and McCarthy. This committee met once during 1997.

    During 1997, all directors attended at least 75 percent of the meetings of the Board and the committees of which they were members.

COMPENSATION COMMITTEE REPORT

    The Compensation and Stock Option Committee of the Board of Directors (the "Committee"), consists of three outside directors whose responsibilities include the recommendation to the full Board of Directors of a compensation package for the Chief Executive Officer; review and approval of other senior executive officer compensation; review and approval of corporate management compensation policies; and management of the Company's stock option and equity incentive plans.

COMPENSATION

    The fundamental philosophy of the Committee regarding executive compensation is to offer competitive compensation opportunities and to align individual compensation with the goals, values and priorities of the Company. Compensation for executive officers currently consists of three basic elements: base compensation and benefits, salary "at-risk", and awards of long-term equity incentives through non-qualified stock options.

    Base compensation and benefits for 1997 were determined based upon previous studies of comparable industry groups. Salary at risk payments were made pursuant to the Company's Management Incentive Program ("MIP") approved by the Committee for 1997. Under the 1997 MIP, which covered approximately 100 management positions in the Company, an individual could earn a bonus based upon any one or more of three components: (i) Company-wide success in meeting management's goals, including a threshold achievement of earnings before interest, taxes, depreciation and amortization ("EBITDA"); (ii) business segment net income; and (iii) net income of the individual's business unit. No bonuses were paid under the first component of the MIP because the Company failed to achieve its EBITDA goal. Field Services was the only business segment of the Company within which managers received bonuses for 1997 ranging from a minimum of $1,050 to a maximum of $6,850.

    The final element of compensation for executive officers is long-term equity incentives through grants of non-qualified stock option awards at the market price of the Company's Common Stock. Awards are designed to align the interests of executive officers with those of stockholders of the Company and to encourage long-term retention of executives through periodic vesting. Awards are made at current market price, and most options vest as to 20% at the end of each successive year of service. Options were awarded in 1997 to 6 employees of the Company. The amount of individual awards ranged from 2,000 to 100,000 shares based upon the individual's position and ability to positively impact Company results, adjusted according to his or her performance rating. In 1997, Mr. Eckert received options for 100,000 shares vesting over five years, which expired on April 24, 1998. The Chief Executive Officer, Alan S. McKim, did not receive any options during 1997.

CHIEF EXECUTIVE OFFICER COMPENSATION

    Base compensation of the Chief Executive Officer, Alan S. McKim, was increased by the Compensation Committee in the Spring of 1993 from $250,000 to $300,000. Mr. McKim, however, voluntarily continued to defer the implementation of such increase until March 1, 1997 when his new base compensation went into effect. Salary at risk payable to Mr. McKim for 1997 was to be based upon the Company's achievement of a base line EBITDA goal and various individual goals established with the Committee. Because the Company failed to achieve its EBITDA threshold, Mr. McKim did not receive any bonus for 1997.

COMPLIANCE WITH INTERNAL REVENUE CODE SECTION 162(M)

    Section 162(m) of the Internal Revenue Code, enacted in 1993, generally disallows a tax deduction to publicly-held companies for compensation paid to certain executive officers, to the extent that compensation exceeds $1 million per officer in any year. The compensation paid to the Company's executive officers during the 1997 fiscal year did not exceed the $1 million limit per officer, and it is not expected that the compensation to be paid to the Company's executive officers in the foreseeable future will exceed that limit. Because of the unlikelihood that compensation payable to any of the Company's executive officers in the foreseeable future will approach the $1 million limit, the Compensation Committee has decided at this time not to take any other action to limit or restructure the elements of compensation payable to the Company's executive officers. The Compensation Committee will reconsider this decision should the individual compensation of any executive officer ever approach the $1 million level.

                                          Members of the Committee
                                           Daniel J. McCarthy
                                           John F. Kaslow
                                           Lorne R. Waxlax

COMPENSATION OF EXECUTIVE OFFICERS

    The following table sets forth compensation information for the Chief Executive Officer and the four other most highly compensated executive officers of the Company and its subsidiaries who were serving as executive officers at the end of 1997.

                           SUMMARY COMPENSATION TABLE

                                                                                            LONG-TERM
                                                                                         COMPENSATION (1)
                                                                                     ------------------------
                                                                                       AWARDS
                                                                                     -----------
                                                                                     SECURITIES
                                                                                     UNDERLYING
                                                   ANNUAL COMPENSATION                 OPTIONS
                                       --------------------------------------------    GRANTED                     ALL OTHER
NAME AND PRINCIPAL POSITION              YEAR       SALARY       BONUS      OTHER     (SHARES)                  COMPENSATION (2)
-------------------------------------  ---------  -----------  ---------  ---------  -----------    PAYOUTS    ------------------
                                                                                                  -----------
Alan S. McKim........................       1997  $   291,668  $  --      $     408      --           --           $   --
  Chairman of the Board, President          1996      250,008     --            408      --           --               --
  and Chief Executive Officer               1995      250,008     --            384      --           --                1,000

David A. Eckert (3)..................
  President and Chief Operating             1997  $   291,664  $  --      $   4,608     100,000       --           $   --
  Officer *                                 1996      197,904     50,000      3,738     250,000       --               --

Stephen H. Moynihan..................       1997  $   130,800  $  --      $     408      --           --           $   --
  Senior Vice President Planning &          1996      130,800     --            348      --           --               --
  Development                               1995      130,800     --            264       7,000       --                1,000

Brian J. House (4)...................       1997  $   130,000  $  --      $     264      --           --           $   --
  Vice President of Field Services          1996      130,000     39,975        256      13,000       --               --
  Group *                                   1995      126,206     --            210       7,000       --                1,000

John P. Lawton.......................       1997  $   120,000  $  --      $   4,444      --           --           $   --
  Senior Vice President of Corporate        1996      120,000     --            248       5,000       --               --
  Marketing and National Accounts *         1995      107,187     --            205       7,000       --                1,000

------------------------

*   Clean Harbors Environmental Services, Inc.

(1) No restricted stock or stock appreciation rights were awarded during 1997, or held at the end of 1997. The Company does not have a long-term incentive plan, and there were no long-term incentive plan payouts during 1997.

(2) Consists of employer contribution to the 401(k) plan. The Company does not provide any pension benefits other than the 401(k) plan. The Company did not make a 401(k) plan contribution for 1997.

(3) Mr. Eckert resigned from the Company on January 24, 1998.

(4) Mr. House resigned from the Company on January 8,1998.

OPTIONS

    The following table illustrates the hypothetical value of stock options granted to the individuals named in the Summary Compensation Table during 1997, based on assumed annual growth rates of 5% and 10% in the value of the Company's stock price over the life of the stock options. The amounts set forth under "Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term" reflect required disclosures pursuant to regulations of the Securities and Exchange Commission. The actual value to be realized, if any, could be more or less than the assumed values depending upon the performance of the stock. Under the terms of the Company's Stock Option and Equity Incentive Plans, the Compensation and Stock Option Committee retains discretion, subject to plan limits, to modify the terms of outstanding options and to reprice the options. In 1997 no stock options were repriced, and no stock appreciation rights were awarded.

                             OPTION GRANTS IN 1997

                                                 INDIVIDUAL GRANTS                         POTENTIAL REALIZABLE VALUE
                                       -------------------------------------                AT ASSUMED ANNUAL RATES
                                                      PERCENT                                    OF STOCK PRICE
                                        NUMBER OF    OF TOTAL                                     APPRECIATION
                                       SECURITIES     OPTIONS     EXERCISE                     FOR OPTION TERM(2)
                                       UNDERLYING   GRANTED TO     OR BASE                 --------------------------
                                         OPTIONS     EMPLOYEES    PRICE PER   EXPIRATION    5% ANNUAL     10% ANNUAL
NAME                                     GRANTED      IN 1997       SHARE        DATE      GROWTH RATE   GROWTH RATE
-------------------------------------  -----------  -----------  -----------  -----------  ------------  ------------
Alan S. McKim........................      --           --        $  --           --        $   --        $   --
David A. Eckert (3)..................     100,000        77.52%          (1)     6/25/07        65,501       228,319
Stephen H. Moynihan..................      --           --           --           --            --            --
Brian J. House (4)...................      --           --           --           --            --            --
John P. Lawton.......................      --           --           --           --            --            --

------------------------

(1) The exercise prices of the options granted in 1997 were equal to the fair market value of the Common Stock on the date each option was granted, except for the options granted to Mr. Eckert. Mr. Eckert was granted 50,000 shares with an exercise price of $1.6875 and 50,000 shares with an exercise price of $2.50. The fair market value of these shares on the date of grant was $1.5625.

(2) All options have a ten-year term, vest over five years, and are exercisable as to 20% of the shares on the first anniversary of the date of grant and as to an additional 20% on each anniversary date thereafter.

(3) Mr. Eckert resigned from the Company on January 24, 1998, and his options expired on April 24, 1998.

(4) Mr. House resigned from the Company on January 8, 1998, and his options expired on April 8, 1998.

OPTION EXERCISES AND YEAR-END OPTION VALUES

    The following table shows for the individuals named in the Summary Compensation Table the aggregate number of any options exercised, the value realized (market value of underlying shares on exercise minus the exercise price), the number of unexercised options held by each individual at year-end, and the value of unexercised in-the-money options at year-end. The high and low sales prices of the Company's Common Stock in 1997 were $3.375 and $1.188. The last sale price at year-end was $1.5625. No stock appreciation rights were exercised during 1997 or held by such individuals at year-end.

                            OPTION EXERCISES IN 1997

                                                                                                         VALUE OF
                                                                                                        UNEXERCISED
                                                                                                       IN-THE-MONEY
                                                                           NUMBER OF SECURITIES         OPTIONS AT
                                            NUMBER                        UNDERLYING UNEXERCISED         YEAR-END
                                           OF SHARES                       OPTIONS AT YEAR-END       -----------------
                                          ACQUIRED ON        VALUE     ----------------------------
NAME                                       EXERCISE        REALIZED    EXERCISABLE   UNEXERCISABLE      EXERCISABLE
-------------------------------------  -----------------  -----------  ------------  --------------  -----------------
Alan S. McKim........................         --           $  --            --             --               --
David A. Eckert......................         --              --            50,000        300,000           --
Steve H. Moynihan....................         --              --            35,644          5,800           --
Brian J. House.......................         --              --            21,200         19,200           --
John P. Lawton.......................         --              --            16,675         13,400           --


                                                .
NAME                                      UNEXERCISABLE
-------------------------------------  -------------------
Alan S. McKim........................          --
David A. Eckert......................          --
Steve H. Moynihan....................          --
Brian J. House.......................          --
John P. Lawton.......................          --

TERMINATION OF EMPLOYMENT AND CHANGE OF CONTROL AGREEMENTS

    Mr. Eckert was employed under an employment agreement through January 24, 1998. Mr. Eckert's employment agreement provided for a minimum base salary of $250,000, which was increased to $300,000 by the Compensation Committee of the Board of Directors effective March 1, 1997. Mr. Eckert was entitled to participate in the Company's management bonus plan, which was based upon the Company's achievement of certain targets of earnings before interest, taxes, depreciation and amortization (EBITDA). Because the Company did not achieve its EBITDA target during 1997, Mr. Eckert did not receive a bonus for 1997. In 1996, under his employment agreement, Mr. Eckert received options for 250,000 shares of the Company's Common Stock at market price ($3.00) upon commencement of his employment, as well as normal employee benefits. In December of 1996, these options were repriced to $2.125 per share. In 1997, the Compensation Committee of the Board of Directors granted Mr. Eckert options on 100,000 additional shares of Common Stock, of which 50,000 were granted with an exercise price of $1.6875 and 50,000 were granted with an exercise price of $2.50. The market value of the options granted to Mr. Eckert in 1997 was $1.5625 on the date of grant.

    On January 24, 1998, Mr. Eckert resigned from the Company. On March 8, 1998, Mr. Eckert and the Company entered into an agreement which modified the severance provisions of his employment agreement to provide that Mr. Eckert could receive 75% of his base salary of $300,000, or an initial severance of $225,000. He is entitled to receive additional severance of $25,000 per month commencing October 25, 1998 to a maximum of $75,000, if he remains unemployed at that time. Mr. Eckert's vested options terminated on April 24, 1998.

    The Company provides "change of control" protection under stock option agreements awarded to executive officers. Some of those agreements provide that options will automatically fully vest upon a change of control, while others provide that if an employee is involuntarily terminated or experiences a change of position and a reduction in salary or relocation within twelve months of a change of control, the employee's options become fully vested.

PERFORMANCE GRAPH

    The following graph compares the five-year return from investing $100 on January 1, 1993 in each of Clean Harbors, Inc. Common Stock, the NASDAQ Market Index of companies, and an index of environmental services companies, compiled by Media General Financial Services, Inc. The environmental services group used by Media General Financial Services, Inc. includes all companies whose listed line-of-business is SIC Code 4953 (refuse systems), and assumes reinvestment of dividends on the ex-dividend date. An index compares relative performance since a particular starting date. In this instance, the starting date is December 31, 1992, when the Company's Common Stock closed at $12.00 per share.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

                        1992       1993       1994       1995       1996       1997
Clean Harbors, Inc.     $100.00     $59.38     $32.81     $20.83     $18.75     $13.02
Industry Index          $100.00     $72.74     $68.47     $81.67     $93.71     $94.75
Broad Market            $100.00    $119.95    $125.94    $163.35    $202.99    $248.30

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers and directors, and persons who beneficially own more than 10% of a registered class of the Company's equity securities, to file reports of ownership and changes of ownership with the Securities and Exchange Commission. Copies of those reports are to be furnished to the Company. Based solely on its review of copies of the reports received by it, or written representations from certain reporting persons, the Company believes that during 1997 all such filing requirements were satisfied on a timely basis except for a late filing of a Form 5 by Carl Paschetag, Jr.

                            INDEPENDENT ACCOUNTANTS

    The Company's independent public accountants will be selected by the Board of Directors at its meeting following the Annual Meeting of Stockholders. The Board of Directors anticipates that it will select Coopers & Lybrand to serve as the Company's independent public accountants for the year ending December 31, 1998. Coopers & Lybrand has served as the Company's independent public accountants since the fiscal year ended February 28, 1990. Representatives of Coopers & Lybrand are expected to be present at the Annual Meeting to respond to appropriate questions and will have the opportunity to make a statement if they so desire.

                             STOCKHOLDER PROPOSALS

    Proposals which qualified stockholders intend to present at the 1999 Annual Meeting must be received by the Company for inclusion in the Company's proxy statement and form of proxy relating to that meeting no later than December 31, 1998.

                                 OTHER MATTERS

    THE COMPANY FILES AN ANNUAL REPORT WITH THE SECURITIES AND EXCHANGE COMMISSION ON FORM 10-K WHICH INCLUDES ADDITIONAL INFORMATION ABOUT THE COMPANY. A COPY OF THE FORM 10-K, INCLUDING THE FINANCIAL STATEMENTS AND FINANCIAL STATEMENT SCHEDULES, MAY BE OBTAINED WITHOUT CHARGE, AND COPIES OF THE EXHIBITS WHICH ARE LISTED THEREIN WILL BE FURNISHED UPON PAYMENT OF THE COMPANY'S COSTS OF REPRODUCTION AND MAILING OF SUCH EXHIBITS. ALL SUCH REQUESTS SHOULD BE DIRECTED TO WILLIAM J. GEARY, ESQ., VICE PRESIDENT OF GOVERNMENT RELATIONS AND PUBLIC AFFAIRS, CLEAN HARBORS ENVIRONMENTAL SERVICES, INC., 1501 WASHINGTON STREET, BRAINTREE, MASSACHUSETTS 02184, TELEPHONE (781) 849-1800, EXT. 4169.

    Except for the matters set forth above, management knows of no other matter which is to be brought before the meeting, but if any other matter shall properly come before the meeting, it is the intention of the persons named in the accompanying form of proxy to vote such proxy in accordance with their judgment on such matter.

                                    By Order of the Board of Directors,

                                    /s/ C. Michael Malm

                                    C. Michael Malm, Clerk

May 1, 1998

    THE BOARD OF DIRECTORS HOPES THAT STOCKHOLDERS WILL ATTEND THE ANNUAL MEETING. REGARDLESS OF WHETHER YOU PLAN TO ATTEND, YOU ARE URGED TO COMPLETE, DATE, SIGN, AND RETURN THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE. A PROMPT RESPONSE WILL GREATLY FACILITATE ARRANGEMENTS FOR THE ANNUAL MEETING, AND YOUR COOPERATION WILL BE APPRECIATED. STOCKHOLDERS WHO ATTEND THE ANNUAL MEETING MAY VOTE THEIR STOCK PERSONALLY EVEN THOUGH THEY HAVE SENT IN THEIR PROXIES.

                                CLEAN HARBORS, INC.

            This Proxy Is Solicited on Behalf of the Board of Directors

The undersigned hereby appoints Alan S. McKim, Carl Paschetag, Jr., and C. Michael Malm, and each of them acting solely, with full power of substitution, as the true and lawful attorney-in-fact and proxy for the undersigned to vote all shares of Common Stock of Clean Harbors, Inc. (the "Company") which the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held at 9:30 a.m., local time, on Wednesday, June 17, 1998, at Swissotel, 1 Avenue de Lafayette, Boston, Massachusetts, or any adjournment thereof, hereby revoking any proxies heretofore given. Each such proxy is hereby directed to vote upon the matters set forth below and, in his own discretion, upon such other matters as may properly come before the meeting.

Please mark your
votes as in          [X]
this example
using dark ink only

1. Election of Directors: FOR  WITHHELD       Nominees: Christy  W. Bell
                                                        Daniel J. McCarthy
                          [ ]    [ ]


                          For, except vote withheld from the following nominee:

                          -----------------------------------------------------


This Proxy, When Properly Executed, Will Be Voted in the Manner Directed Above. If No Direction Is Made, This Proxy Will Be Voted "For" Proposal 1.



Signature:                                Date:
          --------------------------------      ---------------------------


Note: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.